Exhibit 10.1

NINTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT, FIFTH

AMENDMENT TO REVOLVING LINE OF CREDIT NOTE AND WAIVER

This NINTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT, FIFTH AMENDMENT TO REVOLVING LINE OF CREDIT NOTE AND WAIVER (this “Amendment”), dated as of July 20, 2020, is entered into by and between KEWAUNEE SCIENTIFIC CORPORATION, a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”).

WITNESSETH:

WHEREAS, the Bank has made available to the Borrower certain term loans and lines of credit pursuant to the terms and conditions of (i) that certain Credit and Security Agreement, dated as of May 6, 2013, by and between the Borrower and the Bank, as amended by that certain First Amendment to Credit and Security Agreement dated as of July 9, 2013, as further amended by that certain Second Amendment to Credit and Security Agreement dated as of June 4, 2014, as further amended by that certain Third Amendment to Credit and Security Agreement and First Amendment to Revolving Line of Credit Note dated as of June 3, 2015 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Credit and Security Agreement and Second Amendment to Revolving Line of Credit Note dated as of March 12, 2018 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Credit and Security Agreement dated as of April 22, 2019, as further amended by that certain Sixth Amendment to Credit and Security Agreement dated as of May 28, 2019, as further amended by that certain Seventh Amendment to Credit and Security Agreement and Third Amendment to Revolving Line of Credit Note dated as of July 9, 2019 (the “Seventh Amendment”), and as further amended by that certain Eighth Amendment to Credit and Security Agreement and Fourth Amendment to Revolving Line of Credit Note dated as of December 13, 2019 (the “Eighth Amendment”) (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (ii) that certain Revolving Line of Credit Note, dated May 6, 2013, made by the Borrower and payable to the order of the Bank, as amended by the Third Amendment, the Fourth Amendment, the Seventh Amendment and the Eighth Amendment (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Line of Credit Note”) and (iii) certain other Loan Documents executed in connection therewith, as amended, restated, supplemented or otherwise modified from time to time;

WHEREAS, the Borrower has requested that the Bank further amend the Credit Agreement and the Line of Credit Note to (i) amend the financial covenants, (ii) amend the Applicable Margin, (iii) make certain amendments to the definition of “LIBOR” and related replacement provisions and (iv) amend certain other terms and provisions of the Credit Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.     Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a)    The first paragraph of Section 1.5(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Pledge of Pledged Interests as Security for Line of Credit. The Borrower hereby grants to the Bank, as collateral security for the payment, performance and satisfaction of all of the Borrower’s obligations to the Bank hereunder with respect to the Line of Credit (including, without limitation, all Letters of Credit and the Borrower’s obligations set forth in Section 1.5) and all of the Borrower’s obligations to the Bank under any Swap Contract related to the Line of Credit, a first priority security interest in all of the Collateral (as such term is defined in the Security Agreement) secured by the Security Agreement and all of the following items of property now owned or hereafter owned by the Borrower (collectively, together with the Equipment (defined below), the “Collateral”):”

(b)    Section 4.3(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a compliance certificate, signed by an authorized financial officer of the Borrower (i) certifying that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default and (ii) setting forth the information and computations (insufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished;”

(c)    Section 4.9(a) of the Credit Agreement is hereby amended by replacing the reference to “$3,000,000” in clause (ii) thereof with a reference to “$2,000,000”.

(d)    Section 4.9(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Minimum EBITDA for the Borrower and its Subsidiaries on a consolidated basis at all times during each fiscal quarter, commencing with the fiscal quarter ending April 30, 2020, equal to not less than (i) for the fiscal quarter ending July 31, 2020, determined for the one-quarter period then ended, $0, (ii) for the fiscal quarter ending October 31, 2020, determined for the two-quarter period then ended, $0, (iii) for the fiscal quarter ending January 31, 2021, determined for the three-quarter period then ended, $350,000. As used herein, “EBITDA” means consolidated net income determined in accordance with GAAP, consistently applied, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, all to the extent included in the determination of consolidated net income. For purposes of this Section 4.9(b), EBITDA may be increased by scheduled one-time non-recurring addbacks in an amount not to exceed $250,000.”

(e)    Annex I (Certain Definitions) of the Credit Agreement is hereby amended by (i) deleting the definition of “Senior Funded Debt” in its entirety and (ii) adding the following new definition in appropriate alphabetical order:

““Security Agreement” means that certain Security Agreement, dated June 19, 2019, between the Bank and the Borrower.”

Section 2.    Specific Amendments to Line of Credit Note. The parties hereto agree that the Line of Credit Note is amended as follows:

(a)    Subsection (a) of the Section entitled “DEFINITIONS” of the Line of Credit Note is hereby amended and restated in its entirety as follows:

“(a) “Applicable Margin” means:

Applicable Margin for Daily One Month LIBOR Advances	Applicable Margin for Prime Rate Advances
4.00%	3.00%

(b)    Subsection (d) of the Section entitled “DEFINITIONS” of the Line of Credit Note is hereby amended and restated in its entirety as follows:

“(d) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR 100% – LIBOR Reserve Percentage

Provided, however, that if LIBOR is determined as provided above would be less than three-quarters of one percent (0.75%), then LIBOR shall be deemed to be three-quarters of one percent (0.75%).”

(c)    A new section entitled “BENCHMARK REPLACEMENT PROVISIONS” is hereby inserted before the section entitled “BORROWING AND REPAYMENT” as follows:

“BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related Loan Document (for the purposes of these Benchmark Replacement Provisions, a Swap Contract is not a Loan Document):

(a)    Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Note or under any related Loan Document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(b)    Benchmark Replacement Conforming Changes. Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c)    Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent

(d)    Certain Defined Terms. As used in this section, each of the following capitalized terms has the meaning given to such term below:

(i)    “Benchmark” means, initially, LIBOR (including Daily One Month LIBOR, if applicable); provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

(ii)    “Benchmark Administrator” means, initially, ICE Benchmark Administration Limited, a United Kingdom company, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

(iii)    “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Bank as of the applicable Benchmark Replacement Date:

(1)    the sum of: (A) Term SOFR or, if Bank determines that Term SOFR for the Corresponding Tenor cannot be determined, Term SOFR for the longest tenor that can be determined by Bank that is shorter than the Corresponding Tenor, and (B) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for Term SOFR; provided, however, that this clause (1) shall not apply (i) to any borrowings under this Note if a Swap Contract is in effect with respect to all or any portion of this Note as of the Benchmark Transition Event or Early Opt-in Election, and (ii) to any borrowings under this Note that bear interest at Daily One Month LIBOR;

(2)    the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark for the Corresponding Tenor (which, without limitation, may be compounded SOFR in arrears, Term SOFR, Bank’s Prime Rate, or another benchmark selected by Bank); and (B) the applicable spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank.

With respect to Bank’s decisions under this paragraph (2):

(i)    if a Swap Contract relating to a portion of this Note is in effect as of the Benchmark Transition Event or Early Opt-in Election, then Bank may without limitation, select (i) the benchmark referenced in the Swap Contract, which may be the sum of a fallback rate and spread adjustment, for the entire balance of this Note, or (ii) the benchmark referenced in the Swap Contract, which may be the sum of a fallback rate and spread adjustment, for the hedged portion of this Note, and the applicable Benchmark Replacement for the remaining non-hedged portion of this Note;

(ii)    in the case of a replacement rate for Daily One Month LIBOR, Bank may, without limitation, select SOFR notwithstanding the availability or feasibility of determining a daily one month SOFR; and

(iii)    Bank’s selection of any applicable Benchmark Replacement shall give due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

Provided, however, during any period of time that the Benchmark Replacement would be less than three-quarters of one percent (0.75%), the Benchmark Replacement shall be deemed to be three-quarters of one percent (0.75%) for the purposes of this Note and the related Loan Documents, subject to any applicable floor rate provision.

(iv)    “Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, prepayment provisions and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank.

(v)    “Benchmark Replacement Date” means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

(vi)    “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer representative of underlying markets.

(vii)    “Corresponding Tenor” means a tenor having approximately the same length as the Interest Period, provided, however, that the Corresponding Tenor for Daily One Month LIBOR shall be one day.

(viii)    “Early Opt-in Election” means the election by Bank to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Bank of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) Term SOFR plus a spread adjustment that has been selected or recommended by the Relevant Governmental Body.

(ix)    “Interest Period” means, initially, the applicable LIBOR period, and if a Benchmark Replacement is applicable, the tenor of the Benchmark Replacement.

(x)    “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(xi)    “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator thereof, (or a successor administrator) on its website.

(xiii)    “Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.”

Section 3.    Limited Amendment. Except as expressly set forth in this Amendment, the Credit Agreement, the Line of Credit Note, and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly set forth in this Amendment, this Amendment shall not be deemed or otherwise construed (a) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of the Credit Agreement, the Line of Credit Note, or any other Loan Document, (b) to prejudice any other right or remedies that Bank may now have or may have in the future under or in connection with the Credit Agreement, the Line of Credit Note, or any other Loan Document, as such documents may be amended, restated or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any other person, firm or corporation with respect to any waiver, amendment, modification or any other change to the Credit Agreement, the Line of Credit Note, or any other Loan Document or any rights or remedies arising in favor of the Bank under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Borrower, on the one hand, and the Bank, on the other hand. By its execution hereof, Borrower hereby acknowledges and agrees that this Amendment is a “Loan Document” and failure to comply with this Amendment shall constitute an Event of Default under the Credit Agreement.

Section 4.    Conditions to Effectiveness. This Amendment shall become effective as of the date when the following conditions have been met:

(a)    The Bank shall have received an original of this Amendment duly executed by the Borrower, and by the Bank (whether such parties shall have signed the same or different copies);

(b)    The Bank shall have been reimbursed by Borrower for all reasonable fees and third-party out-of-pocket charges and other expenses incurred in connection with this Amendment and the transactions contemplated thereby or otherwise due and owing pursuant to the Loan Documents as of the date hereof, including, without limitation, (x) the reasonable attorneys’ fees and expenses of Womble Bond Dickinson (US) LLP, as counsel to the Bank, (y) lien searches, title and recordation fees, if any and (z) field examination fees;

(c)    The Bank shall have received the Borrower’s updated financial projections/statements;

(d)    The Bank shall have received any other documents, agreements and instruments reasonably requested by the Bank in connection with the execution of this Amendment and the transactions contemplated thereby; and

Section 5.    Representations and Warranties. After giving effect to the amendments set forth herein, Borrower hereby represents and warrants to the Bank that:

(a)    Each of the representations and warranties set forth in the Credit Agreement, the Line of Credit Note and the other Loan Documents is true and correct in all material respects as of the date hereof as if fully set forth herein (expect for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(b)    No Event of Default has occurred and is continuing as of the date hereof;

(c)    The execution, delivery, and performance of this Amendment have been authorized by all requisite corporate action;

(d)    The execution, delivery and performance by the Borrower of this Amendment, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its certificate of incorporation, bylaws, or other applicable formation of organizational documents, (ii) contravene any requirement of law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, mortgage, lease, agreement, contract or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for the Liens granted in favor of the Bank, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets; except, in the case of clauses (ii) and (iii) above, where such violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a material adverse effect; and

(e)    This Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

Section 6.    Confirmation of all Loan Documents. By its execution hereof, the Borrower hereby expressly (a) consents to the amendments set forth in this Amendment, (b) reaffirms all of its respective covenants, representations, warranties and other obligations set forth in the Credit Agreement, the Line of Credit Note and each of the other Loan Documents and (c) acknowledges, represents and agrees that its respective covenants, representations, warranties and other obligations set forth in the Credit Agreement, the Line of Credit Note and each of the other Loan Documents remain in full force and effect. For the avoidance of doubt, all financial covenants contained in Section 4.9 of the Credit Agreement prior to the execution of this Amendment are hereby superseded and replaced by the terms of this Amendment and are no longer in effect.

Section 7.    Waiver. By its execution hereof, the Bank hereby waives any noncompliance with clause (i) of Section 4.9(b) of the Credit Agreement, as in effect prior to the date of this Amendment, during the fiscal quarter ending April 30, 2020 and any Event of Default arising therefrom.

Section 8.    Release. The Borrower may have certain Claims (as defined below) against the Released Parties (as defined below) regarding or relating to the Credit Agreement or the other Loan Documents. The Bank and the Borrower desire to resolve each and every one of such Claims in conjunction with the execution of this Amendment and thus the Borrower makes the releases contained in this Section 8. In consideration of the Bank entering into this Amendment and agreeing to concessions as set forth herein, the Borrower hereby fully and unconditionally releases and forever discharges each of the Bank and its respective directors, officers, employees, subsidiaries, branches, affiliates, attorneys, agents, representatives, successors and assigns and all persons, firms, corporations and organizations acting on any of their behalves (collectively, the “Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, in each case, up to the date on which this Amendment is executed, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which the Borrower has, had, claims to have had or hereafter claims to have against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, in each case, occurring prior to the date on which this Amendment is executed, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties up to and including the date on which this Amendment is executed, in each case, arising in connection with the administration or enforcement of the Credit Agreement or any of the Loan Documents (collectively, all of the foregoing, the “Claims”). The Borrower represents and warrants that it has no knowledge of any Claim by it against the Released Parties or of any facts or acts of omissions of the Released Parties which on the date hereof would be the basis of a Claim by Borrower against the Released Parties which is not released hereby. The Borrower represents and warrants that the foregoing constitutes a full and complete release of all Claims.

Section 9.     Expenses. The Borrower shall reimburse the Bank upon demand for all reasonable and documented costs and expenses (including attorneys’ fees) incurred by the Bank and outstanding as of the date hereof, including, without limitation, costs incurred in connection with the preparation, negotiation, execution, delivery, administration and enforcement of this Amendment and the other agreements and documents executed and delivered in connection herewith, whether or not this Amendment becomes effective.

Section 10.     Certain References. On and after the effectiveness of this Amendment, each reference in the Credit Agreement, the Line of Credit Note or any other Loan Document shall mean and be a reference to the Credit Agreement, the Line of Credit Note and such other Loan Document as amended by this Amendment.

Section 11.     Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement, and the signature pages from any counterpart may be appended to any other counterpart to assemble fully-executed counterparts. Counterparts of this Amendment may be exchanged via electronic means, and a facsimile of any party’s signature shall be deemed to be an original signature for all purposes. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 12.     Definitions. All capitalized terms used herein and not otherwise defined shall have the respective meanings provided to such terms in the Credit Agreement, as amended hereby.

Section 13.     GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and the Bank, on the day and year first written above, have caused this Amendment to be executed under seal.

BORROWER:

KEWAUNEE SCIENTIFIC CORPORATION

By:
Name:	Donald T. Gardner III
Title:	CFO/Corporate Secretary

[Ninth Amendment — Kewaunee Scientific Corporation]

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:	Kristin Davis
Title:	SVP

[Ninth Amendment — Kewaunee Scientific Corporation]